Exhibit 107

CALCULATION OF FILING FEE TABLE
Schedule 14A
(Form Type)

AdTheorent Holding Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$324,443,233(1)(2)(3)	0.00014760	$47,887.82(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$324,443,233
Total Fees Due for Filing			$47,887.82
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$47,887.82

(1)
Title of each class of securities to which the transaction applies: AdTheorent Holding Company, Inc. common stock, par value $0.01 per share (the “Company Common Stock”) and AdTheorent Holding Company, Inc. warrants to purchase Company Common Stock.

(2)
Aggregate number of securities to which transaction applies: As of March 28, 2024 the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 116,288,483, which consists of (a) 90,387,968 issued and outstanding shares of Company Common Stock (not including (i) 598,875 shares subject to escrow which will be canceled for no consideration upon the closing of the transaction and (ii) an additional 1,167,308 shares subject to forfeiture upon the closing of the transaction); (b) 3,375,017 shares of Company Common Stock underlying outstanding time-based restricted stock units; (c) 620,194 shares of Company Common Stock underlying outstanding performance-based restricted stock units; (d) 5,377,537 shares of Company Common Stock underlying outstanding options; (e) 111,271 shares of Company Common Stock underlying shares issued under the MCAP Acquisition Corporation 2021 Employee Stock Purchase Plan, adopted on December 21, 2021, as amended (the “Company ESPP”); and (f) 15,442,736 warrants (not including 551,096 warrants subject to escrow, which will be canceled for no consideration upon the closing of the transaction).

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 90,387,968 issued and outstanding shares of Company Common Stock and the merger consideration of $3.21 per share (the “Per Share Merger Consideration”); (b) the product of 3,375,017 shares of Company Common Stock underlying outstanding time-based restricted stock units and the Per Share Merger Consideration; (c) the product of 620,194 shares of Company Common Stock underlying outstanding performance-based restricted stock units and the Per Share Merger Consideration; (d) the product of 111,271 shares of Company Common Stock underlying shares issued under the Company ESPP and the Per Share Merger Consideration; (e) the consideration payable to registered holders of warrants; and (f) the consideration payable to holders of options.

(4)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00014760.